Exhibit (r)(1)

Appendix C

Code of Ethics

Business Unit Responsible: Central and GI Compliance Departments (“Compliance”)

Covered Entities:

This Code of Ethics adopted under Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) covers the Guggenheim Investments Private Credit Fund.

Procedure:

Guggenheim Investments Private Credit Fund (the “Fund” or the “Company”) is confident that their officers, trustees, directors and employees (if any) act with integrity and good faith. The Fund recognizes, however, that personal interests may conflict with a Fund’s interests where trustees, directors, officers or employees:

•	Know about present or future portfolio transactions or
•	Have the power to influence portfolio transactions; and
•	Engage in personal transactions in securities.

In an effort to prevent these conflicts from arising and in accordance with Rule 17j-1(c)(1) under the 1940 Act and Rule 204A-1 under the Advisers Act, The Fund has adopted this Code of Ethics and all amendments thereto (together, the “Code”) to prohibit transactions that create, may create, or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures. Each trustee, officer and employee of the Fund should carefully read and review this Code.

1. About the Fund

1.1.	The Fund is a closed-end investment management company that has elected to be regulated as a business development company under the 1940 Act.

2. About this Code of Ethics

2.1. Transaction-Related and Reporting Provisions

As a condition of employment, all individual employees, officers, principals, partners and trustees of Guggenheim Investments (generally referred to as “Employees”) are required to comply with the Code. In addition, the following categories of persons are considered to be Adviser Access Persons and are required to comply with the Code together with Employees. “Adviser Access Person” includes any:

a.	Employee, Director, officer, manager, principal and partner of the Fund’s adviser (the “Adviser”) or intermediary manager or principal underwriter (the “Distributor”) (or other persons occupying a similar status or performing similar functions), or other person who provides advice on behalf of the Adviser or is subject to the Adviser’s supervision and control; or
b.	Any person who:
•	Has access to nonpublic information regarding any of the Adviser’s client’s purchases or sales of securities, or nonpublic information regarding the portfolio holdings of any client account the Adviser or their affiliates manage, or any fund which is advised or sub-advised by the Adviser (or certain affiliates, where applicable);
•	Makes recommendations or investment decisions on behalf of the Adviser;

•	Has the power to exercise a controlling influence over the management and policies of the Adviser, or over investment decisions, who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security;
•	The Compliance Officer shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Adviser Access Person. Such determination shall be made based upon an application of the criteria provided above, whether an appropriate confidentiality agreement is in place, and such other information as may be necessary to ensure that proprietary information is protected. As such, temporary employees may only be subject to certain sections of the Code, such as certifying to it, or may be exempt from certain reporting requirements such as not having to hold their reportable accounts at the permitted broker-dealers;
•	Any person deemed to be an Adviser Access Person by the Compliance Officer; or
•	All Trustees of the Fund, both Interested and Independent.

In addition to Adviser Access Persons, persons qualifying as Natural Control Persons include natural persons in a control relationship with the Company who obtain information concerning recommendations made to the Fund or client about the purchase or sale of a security and are not specifically covered by any other section of the Code.

In addition to the general principles and limitations set forth below, for the prohibitions and reporting requirements that specifically apply to you, please refer to Parts A-C, as indicated below. (Definitions of underlined terms are included in Appendix A.)

•	Independent Trustees of the Fund - Part A
•	Adviser Access Persons (Other than Independent Trustees of the Fund) - Part B
•	Natural Control Persons - Part C

2.2. Other Provisions

The remainder of this Code sets forth general principles, required course of conduct, reporting obligations, and the Fund’s review, enforcement and recordkeeping responsibilities as well as other miscellaneous information and general limits.

3. Statement of General Principles

In recognition of the trust and confidence placed in Guggenheim Investments by its clients and shareholders of the Fund, and because the Fund believes that its operations should benefit clients and shareholders, the Fund has adopted the following universally applicable principles.

1.	Shareholders’ and clients’ interests are paramount. You must place shareholder and client interests before your own.
2.	You must accomplish all personal securities transactions in a manner that avoids an actual conflict or even the appearance of a conflict of your personal interests with those of the Company’s clients, including the Fund’s shareholders.
3.	You must avoid actions or activities that allow (or appear to allow) you or your immediate family to profit or benefit from your position with the Fund, or that bring into question your independence or judgment.
4.	You must comply with all applicable federal and state securities laws, including the prohibitions against the misuse of material nonpublic information, in conducting yourself and the operations of the Fund.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield investment personnel from liability for personal trading or other conduct that violates a fiduciary duty to the Company’s clients or the Fund’s shareholders.

4. Required Course of Conduct and General Limits

4.1. Prohibition Against Fraud, Deceit and Manipulation

You may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund or client account:

a.	employ any device, scheme or artifice to defraud the Fund or client account;
b.	make to the Fund or client any untrue statement of a material fact or omit to state to the Fund or client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
c.	engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund or client; or
d.	engage in any manipulative practice with respect to the Fund or client account.

Two of the most common risks associated with personal securities transactions are front-running and trading opposite the Fund or client account. For example, front-running would include the purchase of a security any time within seven days ahead of when the Fund or client account purchases the same security or the sale of a security any time within seven days ahead of when the Fund or client account sells the same security. An example of trading opposite a Fund or client account would include the sale of a security any time within seven days after the Fund or client account purchases the same security or the purchase of a security any time within seven days after the Fund or client account sells the same security.

4.2. Limits on Accepting or Receiving Gifts

The Fund’s Adviser and Distributor have separate policies with respect to limits on receipt of gifts and entertainment. Employees should refer to the applicable gifts and entertainment policy.

4.3. Outside Business Activities

The Fund’s Adviser and Distributor have separate policies with respect to employees’ outside business activities. Employees are prohibited from taking part in any outside employment without prior approval from their Supervisor and Compliance. Employees should refer to the applicable outside business activities policy.

Employee participation in outside activities related to virtual currency (e.g., blockchain entities, bitcoin mining, etc.) requires pre-approval under the Adviser’s and Distributor’s outside business activities policy.

4.4. Excessive Trading

Adviser Access Persons shall not engage in excessive trading or market timing of the Fund; provided, however, that this prohibition does not apply to a tradable fund. Such activity is inconsistent with the fiduciary principles of this Code, which require that Adviser Access Persons place the interests of clients above their own interests.

Adviser Access Persons shall not make more than 60 securities trades in any calendar quarter. Transactions that do not require pre-clearance are not included in the 60 securities trades permitted during any calendar quarter.

4.5. Section 16 Reporting on Closed-End Fund Shares and Business Development Companies

For all business development company (“BDC”) Trustees and Officers, please be reminded that Section 16 of the Securities Exchange Act of 1934 (“1934 Act”) imposes reporting requirements with respect to your ownership of the CEFs. Section 16(a) requires each Trustee and Officer to file (i) an initial report with the SEC on Form 3 disclosing his or her status as a reporting person under Section 16(a), and his or her beneficial ownership of all equity securities of the BDC at the time of attaining such status; (ii) changes in such beneficial ownership on Form 4; and (iii) an annual statement of changes in beneficial ownership on Form 5 (if such changes were not previously reported on Forms 3 or 4). The Trustees and Officers should review the BDC’s Section 16 policies and procedures for more information relating to their reporting requirements under those policies and procedures as well as Section 16 of the 1934 Act.

4.6. Use of Compliance Platform

The Fund utilizes an electronic Compliance Platform to manage certain reporting and certification obligations required of Adviser Access Persons. Adviser Access Persons are required to use the Compliance Platform specified by Compliance to complete reporting specified by the Code of Ethics.

At the time of designation as an Adviser Access Person, Adviser Access Persons will be provided with login information and instructions for using the Compliance Platform.

5. Confidentiality

All personal securities transactions reports and any other information filed with the Fund under this Code will be treated as confidential, provided, however, that such reports and related information may be produced to the U.S. Securities and Exchange Commission (the “SEC”) and other regulatory agencies or as otherwise required by law.

6. Interpretation of Provisions and Interrelationship with Other Codes of Ethics

The Board of Trustees of the Fund may from time to time adopt such interpretations of this Code as they deem appropriate.

To the extent that the Adviser delegates certain of its advisory responsibilities to an investment sub-adviser, such sub-adviser must:

•	establish, maintain and enforce a code of ethics that meets the minimum requirements set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, and submit such code of ethics to the Fund’s Board of Trustees;
•	on a quarterly basis provide the Fund or the Adviser of such Fund a written attestation that the sub-adviser is in compliance with its code of ethics adopted pursuant to Rule 17j-1 under the 1940 Act;
•	promptly report, in writing, to the Fund any material amendments to such code(s) of ethics;
•	promptly furnish to the Fund or the Adviser to the Fund, upon request, copies of any reports made pursuant to such code of ethics by any person who is a Sub-Adviser Access Person;
•	immediately furnish to the Fund or the Adviser to the Fund, upon request, all material information regarding any violation of such code of ethics by any person who is a Sub-Adviser Access Person; and
•	at least once a year, provide the Fund or the Adviser of the Fund a written report that describes any issue(s) that arose during the previous year under its code of ethics, including any material code violations and any resulting sanction(s), and a certification that it has adopted measures reasonably necessary to prevent its personnel from violating its code of ethics.

The sub-adviser should also establish a policy or adopt in its code of ethics that Sub-Adviser Access Persons shall not engage in excessive trading. Such activity is inconsistent with the fiduciary principles of this Code, which require that Sub-Adviser Access Persons place the interests of clients above their own interests.

7.Acknowledgment of Receipt and Annual Certification

Each trustee, officer, employee and member of the Company will receive a copy of the Code and any subsequent material amendments to the Code, and each such person must acknowledge receipt of the Code in writing on an annual basis. Each such person is required to certify annually that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of this Code, (iii) has complied with the Code at all times during the previous calendar year, and (iv) has, during the previous calendar year, reported all holdings and transactions that he/she is required to report pursuant to the Code. The acknowledgement of receipt and certification may be made electronically through a manner specified by Compliance.

Exception Handling:

A Compliance Officer, in his or her discretion, may exempt any person from any specific provision of the Code, if the Compliance Officer determines that: (a) granting the exemption does not detrimentally affect any client or the shareholders of the Fund, (b) the failure to grant the exemption will result in an undue burden on the person or limit the person’s ability to render services to the Fund and (c) the exception is consistent with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. In order to request an exemption from a provision of the Code, an Adviser Access Person must submit a written request for the exemption to Compliance.

Reporting Requirements:

1. Individual Reporting Obligations - See Parts A, B, or C as appropriate, for your specific reporting obligations.

1.1.	Obligation to Report Violations of the Code - In addition to the individual reporting requirements referenced above, any violation of the Code must be promptly reported to Compliance.
1.2.	Reports of individual securities transactions are required only if you knew at the time of the transaction or, in the ordinary course of fulfilling your official duties as a Trustee, should have known, that during the 15-calendar day period immediately preceding or following the date of your transaction, the same security was purchased or sold, or was being considered for purchase or sale, by the Fund. Note: The “should have known” standard does not:
•	Imply a duty of inquiry;
•	Presume you should have deduced or extrapolated from discussions or memoranda dealing with the Fund’s investment strategies; or
•	Impute knowledge from your prior knowledge of the Fund’s portfolio holdings, market considerations, or investment policies, objectives and restrictions.

2. Annual Written Report to the Board of Trustees of the Fund - At least once a year or more frequently as deemed necessary by a Compliance Officer, a Compliance Officer, on behalf of the Company that provide services to the Fund, including the Advisers, will provide the Board of Trustees of the Fund a written report that includes:

2.1. Issues Arising Under the Code - The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanctions.

2.2. Certification - The Report will certify to the Board of Trustees that the Company has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future.

3. Periodic Review and Reporting - A Compliance Officer (or his or her designee) will report to the Board of Trustees at least annually as to the operation of this Code and will address in any such report the need (if any) for further changes or modifications to this Code.

Testing and Review:

1. Duties of Compliance

1.1.	Compliance will review electronic reports generated by the Compliance Platform that compares all reported personal securities transactions with the Fund’s portfolios and client accounts, as applicable, transactions completed by the Advisers, and the restricted securities list, maintained by Central Compliance and the Fund, to determine whether a Code violation may have occurred. A Compliance Officer or their designee may request additional information or take any other appropriate measures that the Compliance Officer or their designee decides is necessary to aid in this determination. Before determining that a person has violated the Code, Compliance must give the person an opportunity to supply explanatory material.
1.2.	No person is required to participate in a determination of whether he or she has committed a Code violation or of the imposition of any sanction against himself or herself. If a securities transaction of a Compliance

Officer is under consideration, a separate Compliance Officer other than the individual under consideration will act as the Compliance Officer for purposes of this Section.

1.3	Sanctions -

This Code is designed to facilitate compliance with applicable laws and to reinforce the Company’s reputation for integrity in the conduct of their businesses. For violations of this Code, sanctions may be imposed as deemed appropriate by Compliance and as applicable in coordination with senior management. Escalation will depend on the severity and frequency of the infraction considering the facts and circumstances such as potential or actual harm or reputational risk to clients, prospects, Fund shareholders or the Company. A pattern of violations that individually do not violate the law, but which taken together demonstrate a pattern of lack of respect for the Code, may result in disciplinary action, including termination of employment.

Specifically, the Adviser Access Person shall be subject to remedial actions which may include, but are not limited to, any one or more of the following: (1) verbal warning and/or letter of instruction; (2) written memo or letter of caution (including requirement for additional training) or other measures; (3) enhanced supervision or management plan; (4) decrease in compensation, performance measure or other penalty; (5) personal securities trading restriction; (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution. If the Adviser Access Person is normally eligible for a discretionary bonus, violations of the Code may also reduce or eliminate the discretionary portion of his/her bonus.

Recordkeeping:

The Company will maintain records as set forth below. These records will be maintained in accordance with Rule 31a-2 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act and will be available for examination by representatives of the SEC.

•	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;
•	A list of all persons who are, or within the past five years have been, required to submit reports under this Code will be maintained in an easily accessible place;
•	A copy of each report made by a person under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;
•	A copy of each duplicate brokerage confirmation and each periodic statement provided under this Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.
•	A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;
•	A copy of each annual report to the Board of Trustees will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;
•	A copy of all Acknowledgments of Receipt and Annual Certifications as required by this Code for each person who is currently, or within the past five years was required to provide such Acknowledgement of Receipt or Annual Certification; and
•	The Company will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in a private investment, for at least five years after the end of the fiscal year in which the approval is granted.

Disclosure:

The Code of Ethics will be disclosed in accordance with the requirements of applicable federal law and all rules and regulations thereunder with the applicable disclosure documents.

Revisions:

These procedures shall remain in effect until amended, modified or terminated. The Board of Trustees must approve any material amendments to the Code within six months of the amendment.

Part A Procedures for Independent Trustees

General Obligations.

1. Limitations

1.1. You are subject to Sections 4.1 and 4.5 of the “Procedure” section of the Code.

2. Required Transaction Reports

2.1.	On a quarterly basis you must report any securities transactions, unless such transaction is excepted from reporting as described in 2.2 below. If reporting is required, you must submit your report of securities transactions and information about the relevant securities account to Compliance no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. Reports must include information consistent with regulatory requirements.
2.2.	Reports of individual securities transactions are required only if you knew at the time of the transaction or, in the ordinary course of fulfilling your official duties as a Trustee, should have known, that during the 15-calendar day period immediately preceding or following the date of your transaction, the same security was purchased or sold, or was being considered for purchase or sale, by the Fund.

Note: The “should have known” standard does not:

•imply a duty of inquiry;

•presume you should have deduced or extrapolated from discussions or memoranda dealing with the Fund’s investment strategies; or

•impute knowledge from your prior knowledge of the Fund’s portfolio holdings, market considerations, or investment policies, objectives and restrictions.

2.3. If you had no reportable transactions or did not open any securities accounts during the quarter, you are not required to submit a report.

3. What Securities Are Covered Under Your Quarterly Reporting Obligation?

If the transaction is reportable because it came within Section (2), above, you must report all transactions in securities that: (i) you directly or indirectly beneficially own or (ii) because of the transaction, you acquire direct or indirect beneficial ownership. The report must also contain any investment account you established in which any securities were held during the quarter. You are not required to detail or list purchases or sales effected for any account over which you have no direct or indirect influence or control.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

4. Other Recommended Practices

Although not strictly prohibited, it is recommended that Independent Trustees refrain from trading in shares of the Fund they oversee for a period of seven calendar days before and after meetings of the Board of Trustees of the Fund.

In lieu of the sanctions contemplated under Section 2 of the “Testing and Review” section of the Code, Independent Trustees shall be subject to sanctions as determined by the Board of Trustees of the Fund.

Part B Adviser Access Persons (Other Than Independent Trustees of the Fund)

General Obligations

1. Providing a List of Securities - Initial and Annual Holdings Reports

1.1. Initial Holdings Reports. You must submit the initial listing within 10 calendar days of the date you first become an Adviser Access Person. The initial listing should be a complete listing of all investment accounts and securities, including private investments, you beneficially own as of a date no more than 45 days prior to the date you become an Adviser Access Person. Reports must include information consistent with regulatory requirements.

1.2.	Annual Holdings Reports. In addition to the Initial Holdings Report, each following year, you must submit a revised list showing the investment accounts and securities you beneficially own as of December 31. You must submit each annual update listing no later than 30 calendar days after December 31. Adviser Access Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of this Code. In addition, Adviser Access Persons will respond to personal disciplinary history questions. Reports must include information consistent with regulatory requirements.

The Initial Holdings Report and Annual Holdings Reports, as applicable, will be submitted electronically, through the Compliance Platform. You will receive notification via email when the applicable report is due, including instructions on how to access the information and complete the report.

2. Brokerage Accounts

All investment accounts of new Adviser Access Persons and any investment accounts of current Adviser Access Persons must be maintained with brokerage firms designated and approved by Central Compliance. Compliance may grant specific exceptions in writing in limited circumstances however, in general, trading in such accounts will be prohibited.

Existing investment accounts of new Adviser Access Persons which are not held at the permitted broker-dealers must be transferred within 90 calendar days from the date the Adviser Access Person is so designated; the failure to transfer within this time will be considered a violation of this Code. Any request to extend the 90-day transfer deadline must be accompanied by a written explanation by the current broker-dealer as to the reason for delay. Compliance may grant specific exceptions in writing.

Prior to opening a new reportable investment account, you are required to submit the Personal Account Pre-Clearance Form through the Compliance Platform to obtain written consent from Compliance. You are also required to notify in writing the broker-dealer or financial institution with which you are seeking to open such reportable investment account of your association with Guggenheim Investments.

Upon opening a reportable investment account or obtaining an interest in an investment account that requires reporting, the account number must be reported within 5 calendar days of funding the investment account via the Compliance Platform or as otherwise permitted by Compliance.

3. Duplicate Brokerage Confirmations and Statements

If your brokerage firm provides automatic feeds for your investment accounts to the Compliance Platform, the Adviser will obtain account information electronically, after the Adviser Access Person has completed the appropriate authorizations as required by the brokerage firm. Further, you are required to provide duplicate statements upon request from Compliance.

If the brokerage firm does not provide automatic feeds to the Compliance Platform, you are responsible for providing duplicate statements for such investment accounts to Compliance within 20 days after each Quarter End. The Compliance Officer or his designee may provide exceptions to this policy on a limited basis.

4.Independently Managed/Third-Party Discretionary Account Reporting:

•	Adviser Access Persons must disclose independently managed/third-party discretionary accounts, i.e., where the person has “no direct or indirect influence or control”.
•	Adviser Access Persons are required to obtain a signed copy of the Managed Account Letter (provided by Compliance) from their third-party investment adviser confirming that the adviser has authority to effect transactions on behalf of the account without obtaining prior consent of the Adviser Access Person and that the Adviser Access Person does not direct trades in the account. Adviser Access Persons are required to provide annual renewals of the Managed Account Letter to confirm third-party discretion.

•	Adviser Access Persons should immediately notify Compliance in writing if there are any changes in control over the account or if there are any changes to the relationship between the trustee or third-party investment adviser and the Adviser Access Person (i.e., independent professional or friend or relative, unaffiliated versus affiliated firm). Please note that an immediate family member with discretion over a covered account is not considered a third-party adviser.
•	Trades in independently managed/third-party discretionary accounts are not subject to the pre-clearance requirements and trading restrictions of the Code.
•	Certain Adviser Access Persons (as determined by Compliance) are required to maintain independently managed/third-party discretionary accounts with brokerage firms designated and approved by Central Compliance. Compliance will advise impacted Adviser Access Persons.

5. Required Transaction Reports - Quarterly Personal Securities Transaction Reports

On a quarterly basis you must report transactions in securities, as well as any investment accounts. You must submit your report no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected or the investment account was opened. The Quarterly Personal Securities Transaction Reports are required in addition to delivery of duplicate brokerage confirmations and statements (via automatic feed or hard copy). Adviser Access Persons must submit Quarterly Personal Securities Transaction Reports electronically, through the Compliance Platform. You will receive notification via email when the Quarterly Personal Securities Transaction Report is due, including instructions on how to access the information and complete the report. Reports must include information consistent with regulatory requirements.

If you had no reportable transactions or did not open any investment accounts during the quarter, you are still required to report that you did not have any reportable transactions or open any investment accounts.

6. What Securities Are Covered Under Your Quarterly Reporting Obligation?

You must report all transactions in securities that: (i) you directly or indirectly beneficially own or (ii) because of the transaction, you acquire direct or indirect beneficial ownership. The report must contain any investment account you established during the quarter if the account has not already been reported. You are not required to detail or list purchases or sales effected for any account over which you have no direct or indirect influence or control.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

7. Pre-Clearance Requirement

You must submit a report detailing every proposed securities transaction in which you will acquire a beneficial ownership interest through the Compliance Platform and obtain pre-clearance for each securities transaction prior to engaging in the transaction. The report shall include the name of the security, date of the proposed transaction, quantity, price, and broker-dealer through which the transaction is to be effected.

Pre-cleared transactions are valid for the day on which such transaction was approved as noted on the pre-clearance request form, unless otherwise specified by Compliance. If the transaction, or any portion thereof, is not executed within the specified time, the Adviser Access Person must obtain written approval for the transaction again. The Company reserves the right to cancel previously pre-cleared trades if an actual conflict arises or in certain other limited circumstances, and Adviser Access Persons may be obliged to sell previously pre-cleared positions. The Company will not be responsible for any losses as a result of such cancellation and all profits received by the Adviser Access Person from such sale will be disgorged and donated to a charity approved by Compliance.

8. Securities and Transactions Subject to the Pre-Clearance Requirement: Securities:

Security Type:	Pre-Clearance	Include on Quarterly
	Required:	Transaction &
Annual Holdings
Reports:
Equities/Stocks	Yes	Yes
Corporate, U.S. (Government) Agency and Municipal Bonds and Notes	Yes	Yes
U.S. Government Obligations and Debt	No	No
High Quality Short-term Bonds (maturity at issuance of less than 366 days)	Yes	Yes
Broad-based Exchange-Traded Funds (ETFs) meeting certain criteria	No	Yes
(see current list of applicable ETFs on OneGuggenheim -
OneGuggenheim/Exempt ETFs/link)
All other Exchange Traded Funds (i.e., not Broad-Based ETFs meeting criteria)	Yes	Yes
Options and Futures on any Covered Security, ETF or on any group or (broad-	Yes - See Supplement	Yes - See Supplement
based) index of securities	1	1
Futures on U.S. Government Obligations	No	Yes
Certain Futures on Currencies and Commodities	Yes, if not prohibited	Yes, if not prohibited
	(see Section 11)	(see Section 11)
Private Investments, certain Loans and secondary Commercial and Residential	Yes	Yes
Property
Unit Investment Trusts (UITs)	Yes	Yes
Unit Investment Trusts (UITs) investing exclusively in open-end mutual funds.	No	No
Foreign Unit Trusts (i.e. UCITS) or Foreign Mutual Fund	Yes	Yes
Closed-end Mutual Funds (regardless of whether advised or sub-advised by the	Yes	Yes
Adviser or an affiliate)
Open-end Mutual Funds	No	No
Open-end Mutual Funds advised or sub-advised by the Adviser or an affiliate	No	Yes
Money Market Funds	No	No
Indirect investments in Cryptocurrencies*	Yes	Yes
Direct investments in Cryptocurrencies	No	No
Miscellaneous: Treasury Stock; Debenture; Evidence of Indebtedness;	Yes	Yes
Investment Contract; Voting Trust Certificate; Certificate of Deposit for a
Security; Limited Partnerships; Certificate of Interest or Participation in any
Profit-Sharing Agreement; Collateral-RIC Certificate; Fractional Undivided
interest in Oil, Gas or other Mineral Right; Pre-Organizational Certificate or
Subscription; Transferable Shares
-Bank Loans; Bankers Acceptances; Bank Certificates of Deposit; Commercial	No	No
Paper; Repurchase Agreements

Special Transaction Types:

Special Transaction Type**:	Pre-Clearance	Include on Quarterly
	Required:	Transaction & Annual Holdings
Reports:
IPOs (issued directly from the underwriting syndicate)	Prohibited	Prohibited
Initial Coin Offerings (“ICOs”)	Prohibited	Prohibited
Participation in Investment Clubs	Prohibited	Prohibited
Automatic Dividend Reinvestments	No***	Yes

Non-Automatic Dividend Reinvestments	Yes	Yes
Automatic Investment Plan	No***	No***
Tender offer transactions**	No	Yes
Acquisition of securities by gift or inheritance	No	Yes
Sale of securities acquired by gift or inheritance****	Yes	Yes
Guggenheim Capital LLC membership interests	No	No
Guggenheim 401K****	Yes	Yes
Purchases arising from the exercise of rights issued by an issuer pro	No	Yes
rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.
Transactions which are non-volitional on your part, including sales	No	Yes
from a margin account due to a bona fide margin call.
Transactions effected for any account over which you have no direct	No	No
or indirect influence or control.
Acquisition through corporate actions or actions applicable to all	No	Yes
holders of the same class of securities.

* Cryptocurrency-related entities deriving a substantial amount of revenue therefrom, or private investments, ETFs and investment trusts investing directly and primarily in cryptocurrencies.

**You will be required to provide additional supporting documentation to the extent the information is not available on your brokerage statements.

***Any transaction that overrides the pre-set schedule of the automatic investments plan must be pre-cleared and reported. Annual Holdings report must represent updated holdings resulting from any automatic investment plans.

****Pre-clearance is required to the extent that it is for a security type listed above under ‘Pre-Clearance required’.

The above investments and transactions that are not subject to pre-clearance are also NOT subject to the 30-day prohibition on selling/buying securities (discussed in section 12 below), the seven-day blackout period on personal securities transactions (discussed in section 13 below), or the excessive trading limitation (discussed in section 14 below).

9.Private Investments

You must obtain approval from Compliance before acquiring beneficial ownership of any securities offered in connection with a private investment. Adviser Access Persons should contact Compliance with any questions regarding investments in loans that would need to be pre-cleared. In determining whether to grant pre-approval, Compliance will consider, among other factors, whether the investment opportunity could be offered to a client.

New Adviser Access Persons must disclose all of their existing private investments, as well as those of their immediate family members, within 10 days of becoming an Adviser Access Person. Compliance will send an email to all new Adviser Access Persons with the Private Investments Disclosure Form, which they must complete. Existing Adviser Access Persons are required to disclose existing private investments that were entered into prior to policy changes and seek prior written approval to invest in any new private investments on their own behalf, and on behalf of their immediate family members, and must complete the Private Investment and Loan Pre-Clearance Form (available through OneGuggenheim at Private Investment & Loan Form), and provide information about the investment to assist Compliance with the review of the request. The Guggenheim Capital Conflicts Review Committee (“CRC”) may also review private investment requests for approval, as necessary. Approval by the CRC is required in the event that it is determined that a proposed or existing private investment involves one or more potential or actual significant conflicts of interest.

10. Prohibition of Participation in IPOs and Investment Clubs

You shall not acquire beneficial ownership of any securities offered in connection with an IPO or Investment Club. You shall not participate in any Investment Clubs. If you have any questions regarding whether an arrangement is an Investment Club, please contact Compliance.

11. Prohibition on Trading in Commodity Interests and Related Futures

Trading in Commodity Interests and related Futures are generally prohibited, except for the following types of futures:

•	Futures referencing broad-based securities indices: for example, S&P 500, NASDAQ 100, and Russell 2000;
•	Futures referencing major currencies: for example, Euro, Yen, Australian dollar, and British pound;
•	Futures referencing the following physical commodities: Silver, Gold, Oil, and Natural Gas; and
•	Futures referencing U.S. Government debt obligations: for example, 30 year Treasury bond, 10/5 year Treasury notes and long-term Treasury bonds.

Adviser Access Persons should consult with Compliance with regard to whether a particular instrument is a commodity interest. senior management, together with the Compliance Officer, may grant exceptions to this prohibition on a case-by-case basis and such exceptions will be conditioned on compliance with certain requirements.

12. Thirty-Day Prohibition on Selling/Buying Securities

Adviser Access Persons are prohibited from purchasing and then selling, or selling and then purchasing the same security within 30 calendar days of the initial transaction.

In situations where multiple transactions have occurred in the same security, the holding period will calculate from the date of the most recent opposite-way transaction of the relevant security across all accounts, regardless of the holding period of prior transactions in the same security. This prohibition does not apply to independently managed/third-party discretionary accounts or to securities and transactions that are not subject to the pre-clearance requirement (discussed in section 8 above).

13. Seven-Day Blackout Period on Personal Securities Transactions

You cannot purchase or sell, directly or indirectly, any security in which you had (or by reason of such transaction acquire) any beneficial ownership, at any time within seven calendar days before or after the time that the same (or a related): (i) security is being purchased or sold by the Fund or client account; (ii) security is being purchased for initial deposit in the Fund that is a unit investment trust or the security is in a unit investment trust being terminated and is being sold prior to termination date.

This prohibition does not apply to independently managed/third-party discretionary accounts or to securities and transactions that are not subject to the pre-clearance requirement (discussed in section 8 above).

13.1. Exception to Blackout Period

The seven-day blackout period does not apply to trading in a security meeting the following criteria:

•the market value of the proposed transaction is less than $25,000;

•the 30-day rolling average trading volume is over 1 million shares; and

•the Fund’s trade activity is less than 5% of the 7-day rolling average trade volume for the security.

The exception to the seven-day blackout period does not apply to the purchase or sale of options, transactions in a security listed on the Fund Restricted List, and any derivatives and futures.

14. Excessive Trading

You shall not make more than 60 securities trades in any calendar quarter. Transactions that do not require pre-clearance are not included in the 60 securities trades permitted during any calendar quarter. For the purposes of this restriction, transactions executed in the same security on the same day are considered to be one transaction (i.e., an approved transaction executed in lots throughout the day is considered one transaction).

The multiple transactions that make up an option trading strategy, such as option spreads, will be counted as individual transactions towards the excessive trading limit.

15. Cryptocurrencies Trading

Cryptocurrency, virtual currency, ICOs, coins, tokens, and commodity or other derivative interests related thereto, are emerging areas for investment and the financial services industry. Purchases and sales of direct investments in cryptocurrency (e.g., virtual currency such as bitcoin) are not required to be pre-cleared or reported, however, trading in cryptocurrencies and securities and issuers that derive a substantial portion of their revenue from activities related to cryptocurrencies are subject to the following guidelines:

•	You may not acquire beneficial ownership of any cryptocurrencies offered in connection with an ICO;
•	You may not purchase or sell virtual coin futures or options; and
•	Investments in Cryptocurrency-related entities (e.g., entities deriving a substantial amount of revenue therefrom) or funds investing primarily in cryptocurrency (e.g., private funds or ETFs) are permitted but must be pre-cleared prior to investment and reported in the Initial Holdings Report, Quarterly Personal Securities Transactions Report, and Annual Holdings Report.

Adviser Access persons should consult with Compliance with regard to whether a particular interest is a cryptocurrency for purposes of this Code. A Compliance Officer, in consultation with senior management and the Legal Department as necessary, may grant exceptions to this prohibition on a case-by-case basis and such exceptions may be conditioned on compliance with certain requirements.

The standards above are subject to change depending on emerging regulatory requirements and firm and client activities, and certain cryptocurrencies may be restricted and require pre-clearance and reporting in the future.

Part C Natural Control Persons

General Obligations.

1.Providing a List of Securities - Initial and Annual Holdings Reports

1.1.	Initial Holdings Reports. You must submit the initial listing within 10 calendar days of the date you first become a Natural Control Person. The initial listing should be a complete listing of all investment accounts and securities, including private investments, you beneficially own as of a date no more than 45 days prior to the date you become a Natural Control Person. Reports must include information consistent with regulatory requirements.
1.2.	Annual Holdings Reports. In addition to the Initial Holdings Report, each following year, you must submit a revised list showing the investment accounts and securities you beneficially own as of December 31. You must submit each annual update listing no later than 30 calendar days after December 31. Natural Control Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of this Code. In addition, Natural Control Persons will respond to personal disciplinary history questions. Reports must include information consistent with regulatory requirements.

The Initial Holdings Report and Annual Holdings Reports, as applicable, will be submitted electronically, through the Compliance Platform (or as specified by Compliance). You will receive notification via email when the applicable report is due, including instructions on how to access the information and complete the report.

2. Brokerage Accounts

All investment accounts of new Natural Control Persons and any investment accounts of current Natural Control Persons must be maintained with brokerage firms designated and approved by Central Compliance. Compliance may grant specific exceptions in writing in limited circumstances however, in general, trading in such accounts will be prohibited.

Existing investment accounts of new Natural Control Persons which are not held at the permitted broker-dealers must be transferred within 90 calendar days from the date the Natural Control Person is so designated; the failure to transfer within this time will be considered a violation of this Code. Any request to extend the 90-day transfer deadline must be accompanied by a written explanation by the current broker-dealer as to the reason for delay. Compliance may grant specific exceptions in writing.

Prior to opening a new reportable investment account, you are required to submit the Personal Account Pre-Clearance Form through the Compliance Platform to obtain written consent from Compliance. You are also required to notify in writing the broker-dealer or financial institution with which you are seeking to open such reportable investment account of your association with Guggenheim Investments.

Upon opening a reportable investment account or obtaining an interest in an investment account that requires reporting, the account number must be reported within 5 calendar days of funding the investment account via the Compliance Platform or as otherwise permitted by Compliance.

3. Duplicate Brokerage Confirmations and Statements

If your brokerage firm provides automatic feeds for your investment accounts to the Compliance Platform, the Adviser will obtain account information electronically, after the Natural Control Person has completed the appropriate authorizations as required by the brokerage firm. Further, you are required to provide duplicate statements upon request from Compliance.

If the brokerage firm does not provide automatic feeds to the Compliance Platform, you are responsible for providing duplicate statements for such investment accounts to Compliance within 20 days after each Quarter End. The Compliance Officer or his designee may provide exceptions to this policy on a limited basis.

4. Independently Managed/Third-Party Discretionary Account Reporting:

•	Natural Control Persons must disclose independently managed/third-party discretionary accounts, i.e., where the person has “no direct or indirect influence or control”.
•	Natural Control Persons are required to obtain a signed copy of the Managed Account Letter (provided by Compliance) from their third-party investment adviser confirming that the adviser has authority to effect transactions on behalf of the account without obtaining prior consent of the Natural Control Person and that the Natural Control Person does not direct trades in the account. Natural Control Persons are required to provide annual renewals of the Managed Account Letter to confirm third-party discretion.
•	Natural Control Persons should immediately notify Compliance in writing if there are any changes in control over the account or if there are any changes to the relationship between the trustee or third-party investment adviser and the Natural Control Person (i.e., independent professional or friend or relative, unaffiliated versus affiliated firm). Please note that an immediate family member with discretion over a covered account is not considered a third-party adviser.
•	Trades in independently managed/third-party discretionary accounts are not subject to the pre-clearance requirements and trading restrictions of the Code.
•	Certain Natural Control Persons (as determined by Compliance) are required to maintain independently managed/third-party discretionary accounts with brokerage firms designated and approved by Central Compliance. Compliance will advise impacted Natural Control Persons.

5. Required Transaction Reports - Quarterly Personal Securities Transaction Reports

On a quarterly basis you must report any securities transactions, as well as any investment accounts. You must submit your report no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected or the investment account was opened. The Quarterly Personal Securities Transaction Reports are required in addition to delivery of duplicate brokerage confirmations and statements (via automatic feed or hard copy). Natural Control Persons must submit Quarterly Personal Securities Transactions Reports electronically, through the Compliance Platform (or as specified by Compliance). You will receive notification via email when the Quarterly Personal Securities Transaction Report is due, including instructions on how to access the information and complete the report. Reports must include information consistent with regulatory requirements.

If you had no reportable transactions or did not open any securities accounts during the quarter, you are still required to report that you did not have any reportable transactions or open any investment accounts.

6. What Securities Are Covered Under Your Quarterly Obligation?

You must report all transactions in securities that: (i) you directly or indirectly beneficially own or (ii) because of the transaction, you acquire direct or indirect beneficial ownership. The report must also include any account you established in which securities were held during the quarter. You are not required to detail or list purchases or sales effected for any account over which you have no direct or indirect influence or control.

You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the security included in the report.

7. Private Investments

You must obtain approval from Compliance before acquiring beneficial ownership of any securities offered in connection with a private investment. Natural Control Persons should contact Compliance with any questions regarding investments in loans that would need to be pre-cleared. In determining whether to grant pre-approval, Compliance will consider, among other factors, whether the investment opportunity could be offered to a client.

New Natural Control Persons must disclose all of their existing private investments, as well as those of their immediate family members, within 10 days of becoming a Natural Control Person. Compliance will send an email to all new Natural Control Persons with the Private Investments Disclosure Form, which they must complete. Existing Natural Control Persons are required to disclose existing private investments that were entered into prior to policy changes and seek prior written approval to invest in any new private investments on their own behalf, and on behalf of their immediate family members, and must complete the Private Investment and Loan Pre-Clearance Form (provided by Compliance), and provide information about the investment to assist Compliance with the review of the request. The Guggenheim Capital Conflicts Review Committee (“CRC”) may also review private investment requests for approval, as necessary. Approval by the CRC is required in the event that it is determined that a proposed or existing private investment involves one or more potential or actual significant conflicts of interest.

8. Prohibition in Participation in IPOs and Investment Clubs

You shall not acquire beneficial ownership of any securities offered in connection with an IPO or Investment Club. You shall not participate in any Investment Clubs. If you have any questions regarding whether an arrangement is an Investment Club, please contact Compliance.

9. Prohibition on Trading in Commodity Interests and Related Futures

Trading in Commodity Interests and related Futures are generally prohibited, except for the following types of futures:

•Futures referencing broad-based securities indices: for example, S&P 500, NASDAQ 100, and Russell 2000; •Futures referencing major currencies: for example, Euro, Yen, Australian dollar, and British pound;

•Futures referencing the following physical commodities: Silver, Gold, Oil, and Natural Gas; and

•Futures referencing U.S. Government debt obligations: for example, 30-year Treasury bond, 10/5 year Treasury notes and long-term Treasury bonds.

Natural Control Persons should consult with Compliance with regard to whether a particular instrument is a commodity interest. senior management, together with Compliance, may grant exceptions to this prohibition on a case-by-case basis and such exceptions will be conditioned on compliance with certain requirements.

10.Cryptocurrencies Trading

Cryptocurrency, virtual currency, ICOs, coins, tokens, and commodity or other derivative interests related thereto, are emerging areas for investment and the financial services industry. Purchases and sales of direct investments in cryptocurrency (e.g., virtual currency such as bitcoin) are not required to be pre-cleared or reported, however, trading in cryptocurrencies and securities and issuers that derive a substantial portion of their revenue from activities related to cryptocurrencies are subject to the following guidelines:

•You may not acquire beneficial ownership of any cryptocurrencies offered in connection with an ICO;

•You may not purchase or sell virtual coin futures or options; and

•Investments in Cryptocurrency-related entities (e.g., entities deriving a substantial amount of revenue therefrom) or funds investing primarily in cryptocurrency (e.g., private funds or ETFs) are permitted but must be pre-cleared prior to investment and reported in the Initial Holdings Report, Quarterly Personal Securities Transactions Report, and Annual Holdings Report.

Natural Control Persons should consult with Compliance with regard to whether a particular interest is a cryptocurrency for purposes of this Code. A Compliance Officer in consultation with senior management and the Legal Department as necessary, may grant exceptions to this prohibition on a case-by-case basis and such exceptions may be conditioned on compliance with certain requirements.

The standards above are subject to change depending on emerging regulatory requirements and firm and client activities, and certain cryptocurrencies may be restricted and require pre-clearance and reporting in the future.

Appendix A Definitions

Adviser Access Person includes:

a.	Employee, Director, officer, manager, principal and partner of the Adviser or Distributor (or other persons occupying a similar status or performing similar functions), or other person who provides advice on behalf of the Adviser or is subject to the Adviser’s supervision and control; or
b.	Any person who:

•Has access to nonpublic information regarding any of the Adviser’s client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Adviser or their affiliates manage, or any fund which is advised or sub-advised by the Adviser (or certain affiliates, where applicable);

•Makes recommendations or investment decisions on behalf of the Adviser;

•Has the power to exercise a controlling influence over the management and policies of the Adviser, or over investment decisions, who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security;

•The Compliance Officer shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Adviser Access Person. Such determination shall be made based upon an application of the criteria provided above, whether an appropriate confidentiality agreement is in place, and such other information as may be necessary to ensure that proprietary information is protected. As such, temporary employees may only be subject to certain sections of the Code, such as certifying to it, or may be exempt from certain reporting requirements such as not having to hold their reportable accounts at the permitted broker-dealers;

•Any person deemed to be an Adviser Access Person by the Compliance Officer; or

•All Trustees of the Fund, both Interested and Independent.

Broad-based Exchange Traded Funds (“ETFs”):

A list of these ETFs is available on OneGuggenheim. (OneGuggenheim/Exempt ETFs/link)

Sub-Adviser Access Person includes any trustee, director, officer or employee of any sub-adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership means the same as under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the beneficial owner of any security in which you have a direct or indirect pecuniary interest, which is the opportunity to profit directly or indirectly or share in any profit derived from a transaction securities. In addition, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Compliance Officer means, as applicable, the chief compliance officer of Guggenheim Investments Private Credit Fund pursuant to Rule 38a-1 under the 1940 Act, or any person designated by such chief compliance officer to act in the chief compliance officer’s absence. As of December 4, 2026, the Compliance Officer is:

Entity	Compliance Officer
Guggenheim Investments Private Credit Fund	Joanna Catalucci

Control means the same as that under Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

Cryptocurrency generally means any virtual currency (e.g., bitcoin, ethereum, litecoin, etc.) or digital representation of value that functions as a medium of exchange, a unit of account, and/or a store of value that does not have indicia of being a security (e.g., initial coin offerings (ICOs)) under the federal securities laws.

Immediate family means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships.

Investment Account generally means any account over which the Adviser Access Persons has Beneficial Ownership which can, even if the account does not currently, hold Securities. It includes the following accounts:

•Any investment account with a broker-dealer or bank over which the Adviser Access Person has investment decision-making authority (including accounts that the Adviser Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Adviser Access Person is not named on such as an account owned by another person but for which the Adviser Access Person has been granted trading authority).

•Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which the Adviser Access Person has a direct or indirect interest through any formal or informal understanding or agreement.

•Any college savings account in which the Adviser Access Person has investment discretion issued under Section 529 of the Internal Revenue Code, which can hold Securities, and in which the Adviser Access Person has a direct or indirect interest.

•Any other account that the Compliance Officer deems appropriate in light of the Adviser Access Person’s interest or involvement.

•Any account in which the Adviser Access Person’s immediate family is the owner. Adviser Access Persons are presumed to have investment decision-making authority for, and therefore should report, any investment account of a member of their immediate family if they live in the same household.

•Any 401(k) accounts from a previous employer which can or offer the ability to hold Securities.

Independent Trustee means a trustee or director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

Initial public offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Interested Trustee means a trustee or director of the Fund who is an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

Investment Club means a group of people who pool their money to make investments. Usually investment clubs are organized as partnerships and after the members study different investments, the group decides to buy or sell based on a majority vote of the members.

Natural Control Persons are in a control relationship with the Company who obtain information concerning recommendations made to the Fund or client about the purchase or sale of a security and are not specifically covered by any other section of the Code.

Private Investments include, but are not limited to investments in: hedge funds, private equity funds, venture capital funds, other private fund vehicles, privately-held companies, and investments in commercial properties, or residential properties (excluding primary residence) where income is earned on the property (e.g. a secondary residence that is used as a rental property or listed as vacation rental on Airbnb). Private Investments also include: (i) loans to or from such entities, and any other entities formed for the purpose of engaging in business activity; (ii) loans to or from individuals who are not immediate family of the Adviser Access Person; and (iii) loans to or from individuals who are immediate family of the Adviser Access Person for the purpose of engaging in business activity. Loans to or from immediate family of the Adviser Access Person that are entirely of a personal nature and loans that are covered within one of the following exceptions are not included in the definition of private investments:

•An Employee or immediate family member obtaining a loan, such as a standard home mortgage loan or home equity loan, from a bank, broker-dealer, or other financial institution, if (i) the loan is made in the ordinary course of the lender’s business using standard form loan documentation (ii) the loan is made on terms generally comparable to those provided to similarly situated members of the public; and (iii) the Employee or immediate family member obtains the loan through the normal-course lending division (i.e. as opposed to obtaining the loan through an Adviser’s (or Adviser’s affiliate’s) client representative or contact);

•Employee or immediate family member purchases of publicly offered debt securities that are listed on a securities exchange;

•Loans to or from an entity in which an Employee or immediate family member owns a beneficial interest, where such persons have no knowledge of, no involvement in and no control over any loan to or from the entity; or

•An Employee or immediate family member obtaining a loan from an insurance company pursuant to the loan or cash value provision of any life insurance policy or other insurance policy issued by that insurance company.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Reportable fund means any fund, except money market funds, for which an Adviser serves as investment adviser, any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Advisers, or any closed-end fund regardless of affiliation. For purposes of this Code definition, control has the same meaning as it does above.

Security means the same as that set forth in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end mutual funds other than reportable funds, and high quality short-term debt instruments, including repurchase agreements. A high quality short-term debt instrument is an instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a NRSRO. For purposes of this Code, a security includes shares issued by exchange-traded funds, futures, index futures, commodities futures, commodities, options on futures, and other types of derivatives. A security also includes options on securities and single stock futures. A security also does not include shares issued by UITs that are invested exclusively in one or more unaffiliated open-end funds, none of which are reportable funds.

A security held or to be acquired by the Fund or any client account means any security which, within the most recent 15 days, (i) is or has been held by the Fund or any client account or (ii) is being or has been considered by an Adviser or sub-adviser for purchase by the Fund or client account, and any option to purchase or sell, and any security convertible into or exchangeable for any security.

A security is being purchased or sold by the Fund or a client account from the time a purchase or sale program has been communicated to the person who places buy and sell orders for the Fund or client account until the program has been fully completed or terminated.

Tradable funds are those funds that are designed for active trading and do not impose limits on shareholder transactions.

Code of Ethics Certification of Compliance

This is to certify that I have reviewed the Code of Ethics (“Code”) and that I understand its terms and requirements.

I hereby certify that:

· I have complied with the Code during the course of my association with the entities covered by the Code;

· I will continue to comply with the Code in the future;

· I will promptly report to a Compliance Officer any violation or possible violation of the Code of which I become aware; and

· I understand that a violation of the Code may be grounds for disciplinary action or termination of my employment and may also be a violation of federal and/or state securities laws.

Name: ________________________

Signature: ________________________

Date: ________________

Supplement 1 - Options Appendix

Buying a Call Option	Pre-Clearance Required
Entering into Transaction
Buy to Open	YES
Closing Transaction
Sell to Close	YES
Let it Expire	NO
Exercise (i.e. buy underlying) and Hold	YES
Exercise (i.e. buy underlying) and Immediately Sell	YES for each trade (prohibited
because of 30-day holding period)

Writing/Selling a Call Option	Pre-Clearance Required
Entering into Transaction
Write/Sell Option	YES
Closing Transaction
Expires	NO
Exercised (if own underlying)	NO
Exercised (if naked/do not own underlying - i.e. buy security	YES
to deliver)
Buy same Call Option	YES

Buying a Put Option	Pre-Clearance Required
Entering into Transaction
Buy to Open	YES
Closing Transaction
Sell to Close	YES
Let it Expire	NO
Exercise (if own underlying - i.e. sell underlying)	YES
Exercise (if do not own underlying - i.e. buy underlying first)	YES for each trade (prohibited
because of 30-day holding period)

Writing/Selling a Put Option	Pre-Clearance Required
Entering into Transaction
Write/Sell Option	YES
Closing Transaction
Expires	NO
Exercised (i.e. buy underlying)	NO

Appendix D

Code of Ethics for Principal Executive and Senior Financial Officers

I. Covered Officers/Purpose of the Code

This code of ethics (the “Code”) is applicable to the Guggenheim Investments Private Credit Fund (the “Company”) and applies to the Company’s President/CEO (Principal Executive Officer), and Chief Financial Officer (Principal Financial Officer) (the “Covered Officers”) for the purpose of promoting:

· honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

· full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

· compliance with applicable laws and governmental rules and regulations;

· the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

· accountability for adherence to the Code.

Covered Officers are expected to dedicate their best efforts to advancing the Company’s interests and to use objective and unbiased standards when making decisions that affect the Company, while being sensitive to situations that may give rise to actual conflicts of interest, as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

     Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “Close Affiliates” of the Company. The Company’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or result from, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Company’s Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment Company covered by this code.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

Each Covered Officer must:

· not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

· not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;

· report at least annually his or her affiliations or other relationships which may give rise to conflicts of interest with the Company (provided that annual completion of the Company’s Trustees and Officers Questionnaire shall satisfy the requirements of this bullet point).

There are some conflict of interest situations that should always be discussed with the Secretary of the Company (the “Secretary”), or other senior legal officer, if material. Examples of these include:68

· service as a director on the board of any public company;

· the receipt of any non de minimis gifts;

68 Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

· the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

· any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

· a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. Disclosure and Compliance

· Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company;

· each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

· each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company file with, or submit to, the SEC and in other public communications made by the Company; and

· it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

· upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

· annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

· not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

· notify the Secretary promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Secretary, or other designated senior legal officer of the Company’s investment adviser, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.69 However, any approvals or waivers70 sought by the President/ CEO will be considered by the Audit Committee of the Company (the “Committee”). The Chairman of the Audit Committee of the Company is authorized and encouraged to consult, as appropriate, with the Chairman of the Board of Trustees of the Company, the Independent Trustees or the Board of Trustees of the Company and/or with counsel to the Company, the Investment Adviser(s) or the Independent Trustees.

The Independent Trustees are responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will be disclosed on Form 8-K to the extent required by Securities and Exchange Commission rules.

The Company will follow these procedures in investigating and enforcing this Code:

· the Secretary or other designated senior legal officer will take all appropriate action to investigate any potential violations reported to him or her;

· if, after such investigation, the Secretary believes that no violation has occurred, the Secretary is not required to take any further action;

· any matter that the Secretary believes is a violation will be reported to the Committee;

· if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer as an officer of the Company;

· the Board will be responsible for granting waivers, as appropriate; and

· any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

69 The Secretary or other designated senior legal officer is authorized to consult, as appropriate, with counsel to the Company and counsel to the Independent Trustees and is encouraged to do so.

70 Instruction 2 of Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment Company thereunder. Insofar as other policies or procedures of the Company, the Company’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

VI. Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors/trustees.

VII Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, as appropriate BDC, its counsel, the Adviser and its counsel and any other advisers, consultants or counsel retained by the Board of Trustees.

VIII. Internal Use

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.